                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of June 7, 2003, by and between COMMUNITY BANK SYSTEM, INC., a Delaware corporation ("CBSI"), and GRANGE NATIONAL BANC CORP., a Pennsylvania corporation ("GNBC").

                  WHEREAS, CBSI is a bank holding company, the principal banking subsidiary of which is Community Bank, N.A., a national banking association ("Community Bank");

                  WHEREAS, GNBC is a financial holding company, the principal banking subsidiary of which is Grange National Bank, a national banking association ("Grange National Bank");

                  WHEREAS, the respective Boards of Directors of CBSI and GNBC have each determined that it is in the best interests of their respective shareholders for CBSI to acquire GNBC through the merger (the "Merger") of GNBC with and into CBSI upon the terms and subject to the conditions set forth herein, and that the Merger presents an opportunity for their respective companies and shareholders to achieve long-term strategic and financial benefits;

                  WHEREAS, following the consummation of the Merger, Grange National Bank, which shall become a wholly-owned subsidiary of CBSI as a result of the Merger, shall merge (the "Bank Merger") with and into Community Bank, with Community Bank continuing as the surviving bank, pursuant to a plan of merger;

                  WHEREAS, it is the current intention of CBSI to operate, after the consummation of the Bank Merger, the existing business of Grange National Bank as additional branches of the Pennsylvania division of Community Bank doing business as "First Liberty Bank & Trust," to the extent permitted by law;

                  WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of CBSI and GNBC have each approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Business Corporation Law of the Commonwealth of Pennsylvania (the "PBCL") and upon the terms and conditions set forth herein;

                  WHEREAS, upon the consummation and effectiveness of the Merger, all of the issued and outstanding shares of common stock, par value $5.00 per share, of GNBC ("GNBC Common Stock"), other than the Dissenting Shares (as defined below), shall be converted into the right to receive shares of common stock, no par value, of CBSI ("CBSI Common Stock") and/or cash, as provided in Article II of this Agreement;

                  WHEREAS, the parties desire to effectuate the Merger as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

                  WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to CBSI's willingness to enter into this Agreement, all executive officers and directors of GNBC are entering into a Voting Agreement (collectively, the "Voting Agreements"), substantially in the form attached hereto as Exhibit A;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  "Advisory Board" is defined in Section 5.13 hereof.

                  "Affiliates Agreement" is defined in Section 5.10 hereof.

                  "Agreement" is defined in the preamble hereof.

                  "All Cash Election" is defined in Section 2.2(a)(ii) hereof.

                  "All Stock Election" is defined in Section 2.2(a)(i) hereof.

                  "Bank Examinations" is defined in Section 3.30 hereof.

                  "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

                  "Bank Merger" is defined in the preamble of this Agreement.

                  "Cash Portion" is defined in Section 2.2(a)(iii).

                  "CBSI" is defined in the preamble of this Agreement.

                  "Community Bank" is defined in the preamble of this Agreement.

                  "CBSI Common Stock" is defined in the preamble of this Agreement.

                  "CBSI Financial Statements" shall mean (i) the consolidated statements of condition of CBSI as of March 31, 2003 and as of December 31, 2002 and 2001 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended March 31, 2003 and each of the three years ended December 31, 2002, 2001 and 2000, as filed by CBSI in its SEC Documents and (ii) the consolidated statements of condition of CBSI and related consolidated statements of income,

                                       2

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cash flows and changes in shareholders' equity (including related notes, if any)
as filed by CBSI in its SEC Documents as of dates or with respect to periods ended subsequent to March 31, 2003.

                  "CBSI Market Price" shall mean the average closing sale price of a share of the CBSI Common Stock over the twenty (20) consecutive trading days immediately prior to the Closing Date on the NYSE, as reported in the Wall Street Journal.

                  "Certificate" is defined in Section 2.2(j) hereof.

                  "Closing Date" shall mean the date specified pursuant to
Section 5.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

                  "Code" is defined in the preamble of this Agreement.

                  "Commission" or "SEC" shall mean the Securities and Exchange Commission.

                  "CRA" is defined in Section 3.29 hereof.

                  "Designated Term" is defined in Section 5.11(c) hereof.

                  "DGCL" is defined in the preamble of this Agreement.

                  "Dissenting Shares" is defined in Section 2.5 hereof.

                  "Effective Date" is defined in Section 5.1 hereof.

                  "Effective Time" is defined in Section 2.1(b) hereof.

                  "Election" is defined in Section 2.2(c) hereof.

                  "Election Deadline" is defined in Section 2.2(c) hereof.

                  "Election Form" is defined in Section 2.2(c) hereof.

                  "Election Period" is defined in Section 2.2(c) hereof.

                  "Employment Agreement" is defined in Section 6.1(g) hereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" is defined in Section 3.12 hereof.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Exchange Agent" is defined in Section 2.6 hereof.

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                  "Exchange Ratio" shall mean, subject to any adjustment
contemplated by Section 2.2(i):

                           (a) if the CBSI Market Price is equal to or greater than $29.88, or equal to or less than $40.43, then 1.209;

                           (b) if the CBSI Market Price is greater than $40.43, then a quotient (rounded to the nearest one-thousandth of a dollar) obtained by dividing $48.88 by the CBSI Market Price; and

                           (c) if the CBSI Market Price is less than $29.88, then a quotient (rounded to the nearest one-thousandth of a dollar) obtained by dividing $36.13 by the CBSI Market Price.

                  "FDIA" shall mean the Federal Deposit Insurance Act.

                  "FDIC" shall mean the Federal Deposit Insurance Corporation.

                  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

                  "GNBC" is defined in the preamble of this Agreement.

                  "Grange National Bank" is defined in the preamble of this Agreement.

                  "GNBC Common Stock" is defined in the preamble of this Agreement.

                  "GNBC Directors" is defined in Section 5.11(c) hereof.

                  "GNBC Shareholders' Meeting" shall mean the special meeting of the shareholders of GNBC to be called for the purpose of approving this Agreement and the transactions contemplated thereby.

                  "GNBC Financial Statements" shall mean (i) the consolidated statements of condition of GNBC as of March 31, 2003 and as of December 31, 2002 and 2001 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended March 31, 2003 and each of the three years ended December 31, 2002, 2001 and 2000, as filed by GNBC in its SEC Documents and (ii) the consolidated statements of condition of GNBC and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by GNBC in its SEC Documents as of dates or with respect to periods ended subsequent to March 31, 2003.

                  "Indemnified Parties" is defined in Section 5.11(d) hereof.

                  "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

                  "IRS" means the Internal Revenue Service.

                  "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the primary cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets, with respect to clause (i), (ii) or (iii), to the extent that such a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations, and (iv) any action or omission of the referenced party or any of its Subsidiaries taken with the prior written consent of the other party to this Agreement in contemplation of the Merger.

                  "Merger" is defined in the preamble of this Agreement.

                  "Merger Consideration" is defined in Section 2.2 hereof.

                  "Mixed Election" is defined in Section 2.2(a)(iii).

                  "NYSE" shall mean the New York Stock Exchange.

                  "OCC" shall mean the Office of the Comptroller of Currency.

                  "PBCL" is defined in the preamble of this Agreement.

                  "Person" shall mean an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

                  "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to January 1, 2003 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder provided that the relevance of the disclosed information to the representations or warranties in question is reasonably apparent. The inclusion of any matter in such letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

                  "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto and related materials sent to the shareholders of GNBC to solicit their votes in connection with this Agreement and the Merger.

                  "Registration Statement" shall mean the registration statement under the Securities Act covering the shares of CBSI Common Stock to be issued in connection with the Merger.

                  "Representative" is defined in Section 2.2(l) hereof.

                  "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

                  "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

                  "Stock Option" is defined in Section 2.3 hereof.

                  "Stock Option Plans" is defined in Section 2.3 hereof.

                  "Stock Portion" is defined in Section 2.2(a)(iii) hereof.

                  "Subsidiary" shall mean with respect to any party, any Person which is consolidated with such party for financial reporting purposes; provided, however, that "Subsidiary" shall not include any subsidiary trust formed for the purpose of issuing trust preferred or similar securities.

                  "Substitute GNBC Directors" is defined in Section 5.11(c) hereof.

                  "Surviving Corporation" is defined in Section 2.1(a) hereof.

                  "Takeover Laws" is defined in Section 5.14 hereof.

                  "Takeover Proposal" is defined in Section 5.5(a) hereof.

                  "Taxes" shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers' compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

                  "Tax Returns" shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

                  "Transaction Documents" shall mean, collectively, the Voting Agreements, the Option Agreement, the Affiliate Agreements, the Employment Agreement, and certificates and other documents contemplated thereby or by this Agreement.

                  "USA Patriot Act" is defined in Section 3.29 hereof.

                  "Voting Agreement" is defined in the preamble of this Agreement.

         For purposes of this Agreement, the terms "GNBC," "Grange National Bank," "CBSI," "Community Bank" and "Subsidiary" include all of the respective predecessors thereof (including without limitation, any previously acquired Person).

                                   ARTICLE II

                                   THE MERGER

         2.1      The Merger.

                  (a) At the Effective Time, and upon the terms and subject to the conditions of this Agreement, GNBC shall be merged with and into CBSI, the separate existence of GNBC

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shall cease and CBSI shall continue as the surviving corporation. CBSI as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                  (b) As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties shall cause the Merger to be consummated by filing a certificate or articles of merger as contemplated by the DGCL or the PBCL, together with any required related documents, with the Secretary of State of the State of Delaware and the Secretary of State of the Commonwealth of Pennsylvania, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the PBCL (the time of the last of such filings being the "Effective Time").

         2.2 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of GNBC Common Stock issued and outstanding immediately prior to the Effective Time shall be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in this Section 2.2) into either (i) shares of CBSI Common Stock based upon the Exchange Ratio; (ii) cash, at the rate of $42.50 for each share of GNBC Common Stock; or (iii) a combination of such shares of CBSI Common Stock and cash, as more fully set forth in Section 2.2(a)(iii). The shares of CBSI Common Stock issuable and cash payable in connection with the Merger are sometimes collectively referred to herein as the "Merger Consideration."

                  (a) Election as to Outstanding GNBC Common Stock. The shareholders of GNBC shall be given the following options in connection with the exchange of their GNBC Common Stock pursuant to the Merger:

                           (i)      At the option of each holder of GNBC Common
Stock, all of such holder's GNBC Common Stock shall be converted into the right to receive such number of shares of CBSI Common Stock equal to (x) the number of shares of GNBC Common Stock held by such holder times (y) the Exchange Ratio (such election, the "All Stock Election"), provided that:

                                    (A)      Fractional shares will not be
         issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.2(j); and

                                    (B)      After giving effect to Section
         2.2(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than seventy percent (70%) of GNBC Common Stock issued and outstanding immediately prior to the Effective Time be converted into the right to receive shares of CBSI Common Stock; or

                           (ii)     At the option of each holder of GNBC Common
Stock, all of such holder's GNBC Common Stock shall be converted into the right to receive cash (payable by check) in an amount equal to (x) the number of shares of GNBC Common Stock held by such holder times (y) $42.50 (such election, the "All Cash Election"), provided that:

                                    (A)      After giving effect to Section
2.2(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than forty-five percent (45%) of GNBC Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become cash; or

                           (iii)    At the option of each holder of GNBC Common
Stock, seventy percent (70%) of such holder's aggregate number of shares of GNBC Common Stock (the "Stock Portion") shall be converted into the right to receive such number of shares of CBSI Common Stock equal to (x) the number of shares of GNBC Common Stock in the Stock Portion times (y) the Exchange Ratio, and thirty percent (30%) of such holder's aggregate number of shares of GNBC Common Stock (the "Cash Portion") shall be converted into the right to receive cash (payable by check) in an amount equal to (w) the number of shares of GNBC Common Stock in the Cash Portion times (z) $42.50 (such election, the "Mixed Election"), provided that:

                                    (A)      Fractional shares will not be
issued and cash (payable by check) will be paid in lieu thereof as provided in
Section 2.2(j); and

                                    (B)      After giving effect to Section
2.2(a)(i), (ii) and (iii), in no event shall, in the aggregate, more than seventy percent (70%) of GNBC Common Stock issued and outstanding immediately prior to the Effective Time be converted into the right to receive shares of CBSI Common Stock;

                                    (C)      After giving effect to Section
2.2(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than forty-five percent (45%) of GNBC Common Stock issued and outstanding immediately prior to the Effective Time be converted into the right to receive cash; or

                           (iv)     If no election is validly made by a holder
by the Election Deadline pursuant to Section 2.2(d), all of such holder's shares of GNBC Common Stock shall be converted into the right to receive CBSI Common Stock and cash as set forth in Section 2.2(a)(iii); provided, however, that no fractional shares shall be issued and cash will be paid in lieu thereof as provided in Section 2.2(j). Notice of such allocation shall be provided promptly to each holder whose shares of GNBC Common Stock are allocated pursuant to this
Section 2.2(a)(iv).

                  (b) Treasury Shares and Shares Held by CBSI. Each share of GNBC Common Stock held in treasury by GNBC or owned by any Subsidiary of GNBC, CBSI or any Subsidiary of CBSI (in each case other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

                  (c) Procedures for Election. An election form and other appropriate transmittal materials in such form as the parties shall mutually agree (the "Election Form") shall be mailed to stockholders of GNBC prior to the Election Period. The "Election Period" shall be such period of time as the parties shall mutually agree and ending three (3) full business days immediately prior to the Closing Date, within which GNBC shareholders may validly elect the

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form of Merger Consideration set forth in Section 2.2(a) (the "Election") that they will receive. The "Election Deadline" shall be at close of business on the last day of the Election Period.

                  (d) Perfection of the Election. An Election shall be considered to have been validly made by a holder of GNBC Common Stock only if the Exchange Agent shall have received prior to the Election Deadline an Election Form properly completed and executed by such holder, accompanied by one or more stock certificates representing the shares of GNBC Common Stock as to which such Election is being made, duly endorsed in blank or otherwise in form specified in the letter of transmittal, all in accordance with the instructions to the letter of transmittal.

                  (e) Revocation of Election Any holder of GNBC Common Stock may at any time prior to the Election Deadline revoke its election and submit a new Election Form in accordance with the procedures in Section 2.2(d), by providing written notice that is received by the Exchange Agent prior to the Election Deadline. In the event of the termination of this Agreement, CBSI shall cause the Exchange Agent to return any certificates deposited by a holder of GNBC Common Stock to such holder at the address set forth in the Election Form.

                  (f) Reduction of Shares Entitled to Receive Cash. If holders of more than forty-five percent (45%) of the total number of shares of GNBC Common Stock issued and outstanding have, at the Election Deadline, either
(x) elected to receive cash pursuant to the All Cash Election or the Mixed Election (including pursuant to Section 2.2(a)(iv)) and not revoked such election pursuant to Section 2.2(e), or (y) properly exercised their appraisal rights under the PBCL, CBSI will cause to be eliminated by the Exchange Agent, from the shares subject to the All Cash Election (subject to the limitations described in Section 2.2(f)(iv)), a sufficient number of such shares so that the total number of shares that will be converted into the right to receive cash pursuant to the All Cash Election and the Mixed Election (including pursuant to Section 2.2(a)(iv)), or that are Dissenting Shares, does not exceed forty-five percent (45%) of the shares of GNBC Common Stock issued and outstanding on the Election Deadline. The holders of GNBC Common Stock who have made the Mixed Election shall not be required to have more than seventy percent (70%) of their shares of GNBC Common Stock converted into CBSI Common Stock. After giving effect to Section 2.2(a)(iv), such elimination will be effected as follows:

                           (i)      Subject to the limitations described in
         Section 2.2(f)(iv), CBSI will eliminate or cause to be eliminated from the shares subject to the All Cash Election, and will add or cause to be added to the shares subject to the All Stock Election, on a pro rata basis in relation to the total number of shares subject to the All Cash Election minus the number of shares held by the holders described in
         Section 2.2(f)(iv) such number of whole shares of GNBC Common Stock subject to the All Cash Election as may be necessary so that the total number of shares that will be converted into the right to receive cash pursuant to All Cash Election or the Mixed Election (including pursuant to Section 2.2(a)(iv)) is equal, as nearly as practicable, to forty-five percent (45%) of the shares of GNBC Common Stock issued and outstanding immediately prior to the Effective Time (minus any Dissenting Shares);

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

                           (ii) All shares of GNBC Common Stock that are eliminated pursuant to Section 2.2(f)(i) from the shares subject to the All Cash Election shall be converted into the right to receive CBSI Common Stock as provided by Section 2.2(a)(i);

                           (iii) Notice of such allocation shall be provided promptly to each holder whose shares of GNBC Common Stock are eliminated from the shares subject to the All Cash Election pursuant to
         Section 2.2(f)(i); and

                           (iv)     Notwithstanding the foregoing, the holders
of one hundred (100) or fewer shares of GNBC Common Stock of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their shares of GNBC Common Stock converted into the right to receive CBSI Common Stock.

                  (g) Increase of Shares Entitled to Receive Cash. If the holders of fewer than thirty percent (30%) of the total number of shares of GNBC Common Stock issued and outstanding have, at the Election Deadline, elected to receive cash pursuant to the All Cash Election or the Mixed Election (including pursuant to Section 2.2(a)(iv)) and not revoked such election pursuant to
Section 2.2(e), CBSI will cause to be added by the Exchange Agent, to such shares subject to the All Cash Election, a sufficient number of shares of GNBC Common Stock subject to the All Stock Election (subject to the limitation described in Section 2.2(g)(iv)) so that the total number of shares of GNBC Common Stock that will be converted into the right to receive cash pursuant to the All Cash Election, the Mixed Election (including pursuant to Section 2.2(a)(iv)) and this Section 2.2(g) immediately prior to the Effective Time is not less than thirty percent (30%) of the shares of GNBC Common Stock issued and outstanding immediately prior to the Effective Time. The holders of GNBC Common Stock who have elected to have their shares converted pursuant to the Mixed Election or the All Stock Election shall not be required to have more than thirty percent (30%) of their shares of GNBC Common Stock converted into cash. After giving effect to Section 2.2(a)(iv), such addition will be effected as follows:

                           (i)      CBSI will cause to be added to the shares
subject to the All Cash Election, and will cause to be eliminated from the shares subject to the All Stock Election, on a pro rata basis in relation to the total number of shares of GNBC Common Stock subject to the All Stock Election, such number of whole shares of GNBC Common Stock as may be necessary so that the number of shares that will be converted into the right to receive cash is equal, as nearly as practicable, to thirty percent (30%) of the shares of GNBC Common Stock issued and outstanding immediately prior the Effective Time;

                           (ii)     All shares of GNBC Common Stock that are
added to the shares subject to the All Cash Election pursuant to Section 2.2(g)(i) shall be converted into the right to receive cash as provided by
Section 2.2(a)(ii); and

                           (iii)    Notice of such allocation shall be provided
promptly to each holder whose shares of GNBC Common Stock are added to the shares subject to the All Cash Election or the Mixed Election.

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                  (h)      CBSI Common Stock. Each share of CBSI Common Stock
outstanding immediately prior to the Effective Time shall remain unchanged and shall constitute the common stock of the Surviving Corporation.

                  (i) Adjustments to Exchange Ratio. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CBSI Common Stock or GNBC Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares, in each case by reason of any stock split, recapitalization, or reclassification or other similar change, the Exchange Ratio shall be adjusted proportionately.

                  (j) Fractional Shares. No certificates or scrip representing less than one share of CBSI Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of GNBC Common Stock (the "Certificates"). In lieu of any such fractional share, each holder of such shares who would otherwise have been entitled to a fraction of a share of CBSI Common Stock, upon surrender of Certificates representing shares of GNBC Common Stock for exchange, shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the CBSI Market Price.

                  (k) GNBC Pension Plan Shares. To the extent consistent with the terms of such plans, the Code and ERISA, (i) the shares of GNBC Common Stock held for the benefit of the participants in the GNBC 401(k) plan and Simplified Employee Pension Plan will be converted into cash and/or shares of CBSI Common Stock pursuant to this Section 2.2, and (ii) plan participants will have the right to direct the trustees of such plans to make an Election with respect to the shares of GNBC Common Stock held for their accounts in such plans.

                  (l) GNBC Common Stock held by Representatives. Holders of record of shares of GNBC Common Stock who hold such shares as nominees, trustees or in other representative capacities (each, a "Representative") may submit multiple Election Forms, provided that such Representative certified that each such Election Form covers all of the shares of GNBC Common Stock so held by such Representative for a particular beneficial owner.

         2.3      Stock Options.

                  (a) At the Effective Time, each outstanding option to purchase shares of GNBC Common Stock (a "Stock Option") granted under GNBC's Employee Stock Option Plan, Non-employee Director Stock Option Plan and Incentive Stock Option Plan (collectively the "Stock Option Plans") shall be deemed assumed by CBSI and deemed to constitute an option to acquire, on the same terms and conditions mutatis mutandis as were applicable under such Stock Option prior to the Effective Time, such number of shares of CBSI Common Stock equal to the product of (x) the number of shares of GNBC Common Stock that would have been issuable upon exercise of the Stock Option, and (y) the Exchange Ratio; provided, however, that:

                           (i) the number of shares of CBSI Common Stock that may be purchased upon exercise of any such Stock Option shall not include any fractional share and, upon exercise of the Stock Option, a cash payment shall be made for any fractional share based upon the closing sale price per share of the CBSI Common Stock on the last trading day prior to the effective date of exercise on the NYSE as reported in the Wall Street Journal;

                           (ii) the exercise price per share of such Stock Option shall be equal to the quotient of (w) the exercise price per share of the Stock Option, divided by (z) the Exchange Ratio (rounded to the nearest one-thousandth); and

                           (iii) the vesting of such Stock Option shall be accelerated so that such Stock Option shall be exercisable in full immediately after the Effective Time.

                  (b) Prior to the Effective Time, CBSI shall reserve for issuance the number of shares of CBSI Common Stock necessary to satisfy its obligations with respect to the options assumed pursuant to Section 2.3(a). If and to the extent that any shares of CBSI Common Stock underlying such options are not already covered by an effective registration statement on Form S-8, CBSI shall file with the SEC a registration statement on Form S-8 (or its successor form under the Securities Act) to register such shares under the Securities Act.

         2.4      Effect of Merger.

                  Upon the Effective Time of the Merger:

                  (a) The certificate of incorporation and bylaws of CBSI, each as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, in each case until amended in accordance with the DGCL.

                  (b) All respective assets, rights, franchises, and interest of GNBC and CBSI in and to every type of property shall be vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer; and the Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, in the same manner and to the same extent as such rights, franchises and interests were held and enjoyed by GNBC and CBSI immediately prior to the Effective Time.

                  (c) The Surviving Corporation shall be liable for all of the liabilities of GNBC and CBSI and shall be bound by and subject to all of the obligations and contracts of GNBC and CBSI. All rights of creditors and obligees and all liens on property of GNBC and CBSI shall be preserved and unimpaired.

                  (d) The directors and officers of CBSI immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, with the additions of new directors and officers contemplated by Section 5.11(c).

         2.5 Dissenting Shares. Notwithstanding any other provision contained in this Agreement, no shares of GNBC Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised his or her appraisal rights (such shares being collectively referred to herein as "Dissenting Shares") under the PBCL shall be converted into the right to receive the Merger Consideration as provided in Section 2.2 unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to dissent from the Merger under the PBCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the PBCL. If any holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder's right to dissent from the Merger, each of such holder's shares of GNBC Common Stock shall thereupon no longer be deemed Dissenting Shares and to have become, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.2.

         2.6      Procedure to Exchange Shares.

                  (a) As soon as practicable after the Effective Time, CBSI shall cause to be deposited with American Stock Transfer & Trust Company or another financial institution experienced in serving as an exchange agent for a public company merger (the "Exchange Agent"), for exchange in accordance with this Article II, certificates representing the aggregate number of shares of CBSI Common Stock and cash, by wire transfer of immediately available funds, into which the outstanding shares of GNBC Common Stock shall be converted pursuant to Section 2.2 of this Agreement. As soon as practicable after the Effective Time, CBSI shall cause the Exchange Agent to mail to all holders of record of GNBC Common Stock who have not deposited their shares pursuant to valid Elections prior to the Election Deadline (excluding any holders of Dissenting Shares), letters of transmittal specifying the procedures for delivery of such holders' certificates formerly representing GNBC Common Stock to the Exchange Agent in exchange for new certificates of CBSI Common Stock and/or a check for cash (including cash in lieu of fractional shares) issuable pursuant to this Article II. As soon as reasonably practicable, after surrender to the Exchange Agent of the certificates of GNBC Common Stock in accordance with the instructions of the letter of transmittal, the Exchange Agent shall distribute to the former holders of shares of GNBC Common Stock a certificate representing that number of shares of CBSI Common Stock and/or a check for cash payable in the Merger (including cash in lieu of fractional shares, if any), that such holder is entitled to receive pursuant to this Agreement. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any stock or cash to be received in the Merger. If any certificate is to be issued in a name other than that in which the surrendered certificate is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall affix any required stock transfer tax stamps to the certificate or provide funds for their purchase or established to the satisfaction of the Exchange Agent that such taxes are not payable.

                  (b) No dividends or other distributions declared after the Effective Time with respect to CBSI Common Stock shall be paid to the holder of any unsurrendered certificate formerly representing shares of GNBC Common Stock until such holder shall surrender such certificate in accordance with this Section. After the surrender of a certificate in accordance with this Section (or compliance with the procedures set forth in Section 2.5(d)), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore have become payable with respect to shares of CBSI Common Stock.

                  (c) At the Effective Time, the stock transfer books of GNBC shall be closed and no transfer of GNBC Common Stock shall thereafter be made or recognized. If, after the Effective Time, certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section.

                  (d) In the event any certificate shall have been lost, stolen, destroyed or mutilated, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, destroyed or mutilated and, if required by CBSI, the making of an indemnity agreement in a form reasonably requested by CBSI and/or the posting by such Person of a bond in such amount as CBSI may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or mutilated certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                  (e) Neither CBSI nor GNBC shall be liable to any holder of shares of GNBC Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. After the first anniversary of the Effective Time, CBSI shall be entitled to instruct the Exchange Agent to release to CBSI all of the shares of CBSI Common Stock and cash then remaining undistributed to former shareholders of GNBC. Thereafter, CBSI shall deliver certificates representing an appropriate number of shares of CBSI Common Stock and/or a check for the appropriate amount of cash, from time to time, as certificates representing GNBC Common Stock, the accompanying letter of transmittal and other related documents are presented to the Exchange Agent or CBSI (or the Person claiming such certificates complies with the procedures contemplated by Section 2.5(d)), until at such time as such shares and cash are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.7 Tax Treatment. The parties hereto intend that the Merger constitute a tax free reorganization under Section 368(a) of the Code with respect to the portion of the Merger Consideration consisting of shares of CBSI Common Stock and cash paid in lieu of fractional shares.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF GNBC

                  Except as Previously Disclosed, GNBC hereby represents and warrants to CBSI as follows:

         3.1 Capital Structure of GNBC. The authorized capital stock of GNBC consists solely of 1,000,000 shares of preferred stock, par value $5.00 per share ("GNBC Preferred Stock"), and 5,000,000 shares of GNBC Common Stock, of which no shares and 1,635,985 shares, respectively, are issued and outstanding. 82,754 shares of GNBC Common Stock and no shares of GNBC Preferred Stock are held in treasury. An aggregate of 244,042 shares of GNBC Common Stock are reserved for existing and future grants under the Stock Option Plans, pursuant to which options to purchase a total of 192,620 shares of GNBC Common Stock are issued and outstanding on the date hereof (of which options to purchase an aggregate of 186,606 shares are currently exercisable). Except for such options, there are no outstanding options, warrants, agreements, arrangements, commitments or any similar rights granted by or binding on GNBC in existence for the purchase of or issuance of, or which encumber in any way, GNBC Common Stock or any equity interest in any Subsidiary of GNBC. All outstanding shares of GNBC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of GNBC's capital stock has been issued in violation of the preemptive rights of any Person.

         3.2 Organization, Standing and Authority of GNBC. Each of GNBC and its Subsidiaries is a duly organized corporation, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted, except where the failure to be in good standing or to have such power or authority would not have a Material Adverse Effect on GNBC. Each of GNBC and its Subsidiaries is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on GNBC. GNBC is registered as a bank holding company under the Bank Holding Company Act, and a financial holding company under the Gramm-Leach-Bliley Act of 1999.

         3.3 Ownership of GNBC Subsidiaries; Capital Structure of GNBC Subsidiaries. A true and complete list of all of the GNBC's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock owned by GNBC or another subsidiary of GNBC, has been Previously Disclosed. Except as Previously Disclosed, GNBC does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person other than GNBC's Subsidiaries.

         3.4      Authorized and Effective Agreement.

                  (a) GNBC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and each such Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GNBC, except for the affirmative vote of a majority of the votes cast by the holders of GNBC Common Stock entitled to vote thereon, which is the only shareholder vote required to approve the Merger pursuant to GNBC's certificate of incorporation and bylaws. The Board of Directors of GNBC has approved and adopted this Agreement and the Merger, and directed that this Agreement be submitted to GNBC's shareholders for approval at a special meeting to be held as soon as practicable. The Board of Directors of GNBC has unanimously recommended that the shareholders of GNBC approve this Agreement and the Merger.

                  (b) This Agreement and each Transaction Document to which GNBC is a party have been duly executed and delivered by GNBC and, assuming the accuracy of the representation contained in Section 4.3(b) hereof, this Agreement constitutes the legal, valid and binding obligations of GNBC, enforceable against GNBC in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (c) Neither the execution and delivery by GNBC of this Agreement or any Transaction Document to which it is a party, nor consummation of the transactions contemplated hereby or thereby, nor compliance by GNBC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of GNBC,
(ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of GNBC or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which GNBC or any of its Subsidiaries is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to GNBC or any of its Subsidiaries or their respective assets; except, in case of clauses (ii) and (iii) above, for any such breach, default, right, lien, charge, encumbrances, violation or conflict which, individually or in the aggregate, would not have a Material Adverse Effect on GNBC.

                  (d) Other than as contemplated by Section 5.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority is required to be made or obtained by GNBC on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, GNBC is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

         3.5 Regulatory Filings. Each of GNBC and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on GNBC, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

         3.6 SEC Documents; Financial Statements; Books and Records; Minute Books. GNBC has filed, on a timely basis, all forms, reports and documents required to be filed with the SEC since January 1, 2001. The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The GNBC Financial Statements filed by GNBC in SEC Documents prior to the date of this Agreement fairly present, and the GNBC Financial Statements filed by GNBC in SEC Documents after the date of this Agreement will fairly present, the consolidated financial position of GNBC as of the dates indicated and the consolidated income, changes in shareholders' equity and cash flows of GNBC and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain related notes as may be permitted by the applicable rules promulgated by the SEC. The books and records of GNBC and each of its Subsidiaries fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of GNBC and each of its Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

         3.7 Material Adverse Change. GNBC has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 2002, which, individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect on GNBC.

         3.8 Absence of Undisclosed Liabilities. Neither GNBC nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to GNBC on a consolidated basis, or that, when combined with all similar liabilities, would be material to GNBC on a consolidated basis, except as disclosed in the GNBC Financial Statements contained in an SEC Document filed prior to the date hereof and except for liabilities incurred in the ordinary course of business consistent with past practice since April 1, 2003.

         3.9 Properties. GNBC and its Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which are material to the business of GNBC on a consolidated basis, and which are reflected on the GNBC Financial Statements as of December 31, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business as reflected in the books and records of GNBC, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business consistent with past practice. All leases pursuant to which GNBC or any of its Subsidiaries, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of GNBC on a consolidated basis are valid and enforceable against the lessor in accordance with their respective terms. All tangible property used in the business of GNBC is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with GNBC 's past practices.

         3.10     Loans.

                  (a) Each loan reflected as an asset in the GNBC Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except that the enforceability thereof may be subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on GNBC.

                  (b) The allowance for loan losses reflected on the GNBC Financial Statements, as of their respective dates, is in all material respects consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to the loan portfolio of GNBC and its Subsidiaries based upon information available at the time.

         3.11     Tax Matters.

                  (a) GNBC and each of its Subsidiaries have timely filed (after giving effect to any extensions of time), or has received an extension of time (which has not lapsed) to file, federal income tax returns for each year through December 31, 2002 and has timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to GNBC or any of its Subsidiaries. All Taxes due by or on behalf of GNBC or any of its Subsidiaries have been paid or adequate reserves have been established on the GNBC Financial Statements for the payment of such Taxes. Neither GNBC nor any of its Subsidiaries will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability would not, individually or in the aggregate, have a Material Adverse Effect on GNBC.

                  (b) All Tax Returns filed by GNBC and each of its Subsidiaries are complete and accurate in all material respects. Neither GNBC nor any of its Subsidiaries is delinquent in the payment of any material Tax, and none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as fully settled and paid or accrued on the GNBC Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of GNBC has been proposed, asserted or assessed (tentatively or otherwise). There are currently no agreements in effect with respect to GNBC or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Tax.

                  (c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of GNBC prior to or following consummation of the transactions contemplated hereby will result in GNBC or any of its Subsidiaries (or any successor thereof) making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

                  (d) Neither GNBC nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

                  (e) Except as Previously Disclosed, neither GNBC nor any of its Subsidiaries is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code, other than any adjustment for which it has already made a full accrual.

                  (f) Neither GNBC nor any of its Subsidiaries has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting GNBC or any of its Subsidiaries pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of the Surviving Corporation or any of its Subsidiaries after the Effective Time.

         3.12     Employee Benefit Plans.

                  (a) A true and complete list of each GNBC Plan has been Previously Disclosed. For purposes of this Section 3.12, the term "GNBC Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by GNBC or by any trade or business, whether or not incorporated, that together with GNBC would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of GNBC or any ERISA Affiliate of GNBC.

                  (b) With respect to each of the GNBC Plans, GNBC has made available to CBSI correct and complete copies of each of the following documents: (a) the GNBC Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such GNBC Plan and all material communications relating to each such GNBC Plan; and (d) the most recent determination letter received from the IRS with respect to each GNBC Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory agency or authority relating to each GNBC Plan.

                  (c) No liability under Title IV of ERISA has been incurred by GNBC or any ERISA Affiliate of GNBC that has not been satisfied in full, and no condition exists that presents a material risk to GNBC or any ERISA Affiliate of GNBC of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

                  (d) Neither GNBC nor, to the knowledge of GNBC, any ERISA Affiliate of GNBC, nor any of the GNBC Plans, nor, to the knowledge of GNBC, any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which GNBC or any ERISA Affiliate of GNBC could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

                  (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that GNBC or any ERISA Affiliate of GNBC is required to pay under Section 412 of the Code or under the terms of the GNBC Plans.

                  (f) As of the last day of the most recent fiscal year of each GNBC plan, the fair market value of the assets held under each GNBC Plan that is subject to Title IV of ERISA equals or exceeds the actuarial present value of all accrued benefits under each such GNBC Plan. No reportable event under Section 4043 of ERISA has occurred with respect to any GNBC Plan other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

                  (g) None of the GNBC Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

                  (h) A favorable determination letter or IRS opinion letter has been issued by the IRS with respect to each of the GNBC Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the knowledge of GNBC, no condition exists that could adversely affect the qualified status of any such GNBC Plan. Each of the GNBC Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the GNBC Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

                  (i) There are no actions, suits or claims pending, or, to the knowledge of GNBC, threatened or anticipated (other than routine claims for benefits) against any GNBC Plan, the assets of any GNBC Plan or against GNBC or any ERISA Affiliate of GNBC with respect to any GNBC Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any GNBC Plan or any fiduciary thereof, other than rules of general applicability. There are no pending or, to the knowledge of GNBC, threatened audits, examinations or investigations by any governmental body, commission or agency involving any GNBC Plan.

                  (j) Except as set forth in Schedule 3.12(j), the consummation of the transactions contemplated by this Agreement will not result in, and is not a precondition to, (i) any current or former employee or director of GNBC or any ERISA Affiliate of GNBC becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director, or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

         3.13     Material Contracts.

                  (a) Except as set forth in Schedule 3.13, neither GNBC nor any of its Subsidiaries is a party to, and is bound by, (i) any material contract, as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, which has not been filed as an exhibit to GNBC's SEC Documents or any other material agreement or similar arrangement (any contract or commitment which could reasonably be expected to involve expenditures or receipt by GNBC or any of its Subsidiaries in excess of $50,000 in the aggregate shall be deemed material for these purposes) whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business consistent with past practice of Grange National
Bank) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by GNBC or any of its Subsidiaries or the guarantee by GNBC of any of its Subsidiaries of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business consistent with past practice, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was a director or executive officer or to the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

                  (b) Neither GNBC nor any of its Subsidiaries is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on GNBC.

         3.14 Legal Proceedings. Except as set forth on Schedule 3.14, there are no actions, suits or proceedings instituted, pending or, to the knowledge of GNBC, threatened against GNBC or any of its Subsidiaries or against any asset, interest or right of GNBC or any of its Subsidiaries that, if decided against GNBC or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on GNBC. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability or restrictions in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the knowledge of GNBC, threatened against any present or former director or officer of GNBC or any of its Subsidiaries, that would reasonably be expected to give rise to a claim for indemnification.

         3.15 Compliance with Laws. GNBC and each of its Subsidiaries is in compliance with all statutes and regulations applicable to the conduct of its business, except where the failure to so comply would not, individually or in the aggregate, a Material Adverse Effect on GNBC. Neither GNBC nor any of its Subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) in any way restricting or limiting its operations. Neither GNBC nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would, individually or in the aggregate, have a Material Adverse Effect on GNBC, or has received any communication contemplating any of the foregoing.

         3.16 Labor Matters. With respect to their employees, neither GNBC nor its Subsidiaries is a party to any collective bargaining or other similar agreement with any labor organization, group or association or has engaged in any unfair labor practice. Since January 1, 2001, neither GNBC nor its Subsidiaries has experienced any attempt by organized labor or its representatives to make GNBC or any of its Subsidiaries conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of GNBC or any of its Subsidiaries. To the knowledge of GNBC, there is no unfair labor practice charge or other complaint by any employee or former employee of GNBC or any of its Subsidiaries against any of them pending before any court, arbitrator or governmental agency arising out of GNBC's or such Subsidiary's activities or such employee's employment with GNBC or such Subsidiary. There is no strike, work stoppage or labor disturbance pending or, to the knowledge of GNBC, threatened against GNBC or any of its Subsidiaries, and neither GNBC nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since January 1, 2001.

         3.17 Brokers and Finders. Neither GNBC nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has engaged any broker, finder or financial advisor or become obligated to or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for the firm of Sandler O'Neill & Partners, L.P., to provide financial advice with respect to the transaction provided for in this Agreement. GNBC has heretofore furnished to CBSI a complete and correct copy of all agreements between GNBC or any of its Subsidiaries and Sandler O'Neill & Partners, L.P., pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

         3.18 Insurance. Each of GNBC and its Subsidiaries currently maintains insurance in amounts reasonably adequate for their operations. Neither GNBC nor any of its Subsidiaries has received any notice of a material premium increase over current rates or cancellation with respect to any of their insurance policies or bonds, and within the last three years, neither GNBC nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and neither GNBC nor any of its Subsidiaries has any reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect. GNBC has Previously Disclosed a list of all outstanding claims as of the date hereof by GNBC or any of its Subsidiaries under any insurance policy. The deposits of

Grange National Bank are insured by the FDIC in accordance with the FDIA, and Grange National Bank has paid all assessments and filed all reports required by the FDIA.

         3.19 Environmental Liability. Neither GNBC nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of GNBC, there is no governmental investigation of any nature pending, in each case that would reasonably be expected to result in the imposition on GNBC or any of its Subsidiaries of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; there are no facts or circumstances which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither GNBC nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         3.20 Administration of Trust Accounts. GNBC and each of its Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on GNBC. Neither GNBC nor any of its Subsidiaries, nor any of their respective directors, officers or employees acting on behalf of GNBC or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on GNBC.

         3.21 Intellectual Property. Each of GNBC and its Subsidiaries owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct their respective businesses and operations as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on GNBC. The ownership, licensing or use of Intellectual Property by GNBC or any of its Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person, except where such conflict, infringement, misappropriation or other violation would not, individually or in the aggregate, have a Material Adverse Effect on GNBC. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would, individually or in the aggregate, have a Material Adverse Effect on GNBC. Except as Previously Disclosed, upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments.

         3.22 Certain Information. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the GNBC Shareholders' Meeting or the CBSI Stockholders' Meeting to vote upon the approval of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by GNBC relating to GNBC or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning GNBC and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Sections 5.2 or 5.3 of this Agreement shall be true, correct and complete in all material respects.

         3.23 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which GNBC or any of its Subsidiaries is a party, whether entered into for GNBC's own account, or for the account of one or more of such Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with parties reasonably believed to be financially responsible; and each of them constitutes the valid and legally binding obligation of GNBC or such Subsidiary, enforceable in accordance with its terms (except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither GNBC nor any of its Subsidiaries nor to GNBC's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. GNBC has previously made available to CBSI all of such agreements and arrangements that are in effect as of the date of this Agreement.

         3.24 Tax Treatment. As of the date of this Agreement, GNBC knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

         3.25 Interested Party Transactions. Except as Previously Disclosed, there are no events, relationships or transactions that would be required to be reported under Item 404 of Regulation S-K promulgated by the SEC.

         3.26 Takeover Statutes Not Applicable; No Rights Agreement. The Board of Directors of GNBC has taken all actions so that the restrictions contained in Subchapter F of Chapter 25 of the PBCL applicable to a "business combination" (as defined therein) will not apply to the execution or delivery of this Agreement or any Transaction Document to which GNBC is a party, or to the consummation of the Merger or the other transactions contemplated hereby or thereby. GNBC has no shareholder rights agreement or plan or other similar plan, agreement or arrangement.

         3.27 Investment Securities. Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms'-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the GNBC Financial Statements, and none of the material investments made by GNBC or any of its Subsidiaries since December 31, 2002, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

         3.28 Capitalization. GNBC and Grange National Bank are "well capitalized" as such term is defined in the rules and regulations promulgated by the Federal Reserve Board and the FDIC.

         3.29 CRA, Anti-Money Laundering and Customer Information Security. Neither GNBC nor Grange National Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist which would cause Grange National Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the Community Reinvestment Act of 1977, as amended (the "CRA") and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than "satisfactory," or (ii) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended and its implementing regulations (31 CFR part 103), the USA Patriot Act of 2001, Public Law 107-56 (the "USA Patriot Act") and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the privacy of customer information requirements contained in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder as well as the provisions of the Information Security Program adopted by Grange National Bank pursuant to 12 CFR Part 364. Furthermore, the Board of Directors of Grange National Bank has adopted, and Grange National Bank has implemented, an anti-money laundering program that meets the requirements in all material respects of Section 352 of the USA Patriot Act and the regulations thereunder.

         3.30     Agreements with and Examination by Banking Authorities.

Neither GNBC nor any of its Subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to GNBC or any of its Subsidiaries by, has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which is currently in effect and restricts materially the conduct of its business, or in any manner relates to its capital adequacy, loan loss allowances or reserves, ability to perform its obligations hereunder, and neither GNBC nor any of its Subsidiaries has received written notification from any such federal or state governmental entity that any such Person may be required to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease or desist order. Neither GNBC nor any of its Subsidiaries has been informed by any bank regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, commitment letter or similar submission. Neither GNBC nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which GNBC or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency. Except for normal periodic examinations (the "Bank Examinations") conducted by the Federal Reserve Board, the FDIC, or the OCC in the regular course of the business of GNBC and its Subsidiaries, since January 1, 2001, no bank regulator has initiated any proceeding or, to the best knowledge of GNBC, investigation into the business or operations of the GNBC or any of its Subsidiaries. GNBC and its Subsidiaries have resolved all material violations, criticisms or exceptions by any bank regulator with respect to any Bank Examination.

         3.31 Ownership of CBSI Common Stock. Neither GNBC nor, to the knowledge of GNBC, any of its affiliates or associates beneficially owns in the aggregate three percent (3%) or more of the outstanding shares of CBSI Common Stock or, to the knowledge of GNBC, has acquired shares of CBSI Common Stock which were at any time in the past two years beneficially owned by an "Interested Shareholder" (as defined below) if such acquisition occurred other than pursuant to a public offering within the meaning of the Securities Act, in each case such that GNBC would be deemed an "Interested Shareholder" under CBSI's certificate of incorporation.

         3.32 Disclosure. None of the representations and warranties of GNBC contained in this Agreement or any of the Transaction Documents to which it is a party, or any of the written information or documents furnished by GNBC to CBSI in connection therewith, taken as a whole, contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF CBSI

                  Except as Previously Disclosed, CBSI hereby represents and warrants to GNBC as follows:

         4.1 Capital Structure of CBSI. The authorized capital stock of CBSI consists of (i) 500,000 shares of preferred stock, par value $1.00 per share, none of which were issued and outstanding and (ii) 20,000,000 shares of CBSI Common Stock, of which, as of the date hereof, 13,036,634 shares were issued and outstanding and no shares were held in treasury. All outstanding shares of CBSI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of CBSI Common Stock has been issued in violation of the preemptive rights of any Person. The shares of CBSI Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

         4.2 Organization, Standing and Authority of CBSI. Each of CBSI and its Subsidiaries is a duly organized corporation or bank, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted, except where the failure to be in good standing or to have such power or authority would not have a Material Adverse Effect on CBSI. Each of CBSI and its Subsidiaries is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CBSI. CBSI is registered as a bank holding company under the Bank Holding Company Act. Except as Previously Disclosed, CBSI has no "significant subsidiary," as such term is defined under Regulation S-X promulgated by the SEC.

         4.3      Authorized and Effective Agreement.

                  (a) CBSI has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and each such Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBSI. The Board of Directors of CBSI has approved and adopted this Agreement and the Merger.

                  (b) This Agreement and each Transaction Document to which CBSI is a party have been duly executed and delivered by CBSI and, assuming the accuracy of the representation contained in Section 3.4(b) hereof, this Agreement constitutes the legal, valid and binding obligations of CBSI, enforceable against CBSI in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (c) Neither the execution and delivery by CBSI of this Agreement or any Transaction Document to which it is a party, nor consummation of the transactions contemplated hereby or thereby, nor compliance by CBSI with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of CBSI,
(ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of CBSI or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which CBSI or any of its Subsidiaries is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to CBSI or any of its Subsidiaries or their respective assets; except, in case of clauses (ii) and
(iii) above, for any such breach, default, right, lien, charge, encumbrances, violation or conflict which, individually or in the aggregate, would not have a Material Adverse Effect on CBSI.

                  (d) Other than as contemplated by Section 5.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority is required to be made or obtained by CBSI on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, CBSI is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

         4.4 Regulatory Filings. Each of CBSI and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on CBSI, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

         4.5 SEC Documents; Financial Statements; Books and Records; Minute Books. CBSI has filed, on a timely basis (except as permitted by Rule 12b-25 under the Exchange Act), all forms, reports and documents required to be filed with the SEC since January 1, 2001. The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The CBSI Financial Statements filed by CBSI in SEC Documents prior to the date of this Agreement fairly present, and the CBSI Financial Statements filed by CBSI in SEC Documents after the date of this Agreement will fairly present, the consolidated financial position of CBSI as of the dates indicated and the consolidated income, changes in shareholders' equity and cash flows of CBSI and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain related notes as may be permitted by the applicable rules promulgated by the SEC. The books and records of CBSI and each of its Subsidiaries fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of CBSI and each of its Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

         4.6 Material Adverse Change. CBSI has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 2002, which, individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect on CBSI.

         4.7 Absence of Undisclosed Liabilities. Neither CBSI nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to CBSI on a consolidated basis, or that, when combined with all similar liabilities, would be material to CBSI on a consolidated basis, except as disclosed in the CBSI Financial Statements contained in an SEC Document filed prior to the date hereof and except for liabilities incurred in the ordinary course of business consistent with past practice since April 1, 2003.

         4.8 Loan Loss Reserves. The allowance for loan losses reflected on the CBSI Financial Statements, as of their respective dates, is in all material respects consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to the loan portfolio of CBSI and its Subsidiaries based upon information available at the time.

         4.9      Tax Matters.

                  (a) CBSI and each CBSI Subsidiary have timely filed (after giving effect to any extension of time to file), or received an extension of time (which has not lapsed) to file, federal income tax returns for each year through December 31, 2002 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to CBSI or any of its Subsidiaries. All Taxes due by or on behalf of CBSI or any of its Subsidiaries have been paid or adequate reserves have been established on the CBSI Financial Statements for the payment of such Taxes. Neither CBSI nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have, individually or in the aggregate, a Material Adverse Effect on CBSI.

                  (b) All Tax Returns filed by CBSI and each of its Subsidiaries are complete and accurate in all material respects. Neither CBSI nor any CBSI Subsidiary is delinquent in the payment of any material Tax, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the CBSI Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of CBSI or any of its Subsidiaries has been proposed, asserted or assessed (tentatively or otherwise). There are currently no agreements in effect with respect to CBSI or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Tax.

                  (c) Except as Previously Disclosed, neither CBSI nor any of its Subsidiaries is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code other than any adjustment for which it already has made an accrual.

                  (d) Neither CBSI nor any of its Subsidiaries has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting GNBC or any of its Subsidiaries pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of the Surviving Corporation or any of its Subsidiaries after the Effective Time.

         4.10 Employee Benefit Plans. Each of the CBSI Plans complies with the requirements of applicable law, including ERISA and the Code, except where the failure to so comply would not, in individually or in the aggregate, have a Material Adverse Effect on CBSI. For purposes of this Agreement, the term "CBSI Plan" means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement or arrangement sponsored, maintained or contributed to by CBSI or any trade or business, whether or not incorporated, that together with CBSI or any of its Subsidiaries would be deemed a "single employer" under Section 414 of the Code or under which CBSI or any ERISA Affiliate has any liability or obligation. No liability under Title IV of ERISA has been incurred by CBSI or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to CBSI or any ERISA Affiliate of incurring any such liability. Full payment has been made, or will be made in accordance with
Section 404(a)(6) of the Code of all amounts that CBSI or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the CBSI Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any CBSI Plan.

         4.11 Legal Proceedings. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of CBSI, threatened against CBSI or any of its Subsidiaries or against any asset, interest or right of CBSI or any of its Subsidiaries that, if decided against CBSI or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on CBSI. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability or restrictions in connection therewith.

         4.12 Compliance with Laws. Each of CBSI and its Subsidiaries is in compliance with all statutes and regulations applicable to the conduct of its business, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on CBSI. Neither CBSI nor any of its Subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) in any way restricting or limiting its operations, except where such violation, revocation, restrictions or limitations would not, individually or in the aggregate, have a Material Adverse Effect on CBSI. Neither CBSI nor any of its Subsidiaries is subject to, or has received any communication contemplating, any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would, individually or in the aggregate, have a Material Adverse Effect on CBSI.

         4.13 Brokers and Finders. Neither CBSI nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has engaged any broker, finder or financial advisor or become obligated to or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for the firm of Janney Montgomery Scott LLC, to provide financial advice with respect to the transaction provided for in this Agreement.

         4.14 Environmental Liability. Neither CBSI nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of CBSI, there is no governmental investigation of any nature pending, in each case that would reasonably be expected to result in the imposition on CBSI or any of its Subsidiaries of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; there are no facts or circumstances which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither CBSI nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         4.15 Certain Information. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the GNBC Shareholders' Meeting to vote upon the approval of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by CBSI relating to CBSI or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and
(ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning CBSI and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Sections 5.2 or 5.3 of this Agreement shall be true, correct and complete in all material respects.

         4.16 Tax Treatment. As of the date of this Agreement, CBSI knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

         4.17 Capitalization. On the date hereof, CBSI and Community Bank are "well capitalized" as such term is defined in the rules and regulations promulgated by the Federal Reserve Board and the FDIC. On the Closing Date, CBSI and Community Bank will at least be "adequately capitalized" as such term is defined in such rules and regulations.

         4.18 CRA, Anti-Money Laundering and Customer Information Security. Neither CBSI nor Community Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist which would cause Community
Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of

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

lower than "satisfactory," or (ii) to be deemed to be operating in violation in any material respect of the USA Patriot Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the privacy of customer information requirements contained in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder as well as the provisions of the Information Security Program adopted by Community Bank pursuant to 12 CFR Part
364. Furthermore, the Board of Directors of Community Bank has adopted, and Community Bank has implemented, an anti-money laundering program that meets the requirements in all material respects of Section 352 of the USA Patriot Act and the regulations thereunder.

         4.19 Agreements with and Examination by Banking Authorities. Neither CBSI nor any of its Subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to CBSI or any of its Subsidiaries by, has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which is currently in effect and restricts materially the conduct of its business, or in any manner relates to its capital adequacy, loan loss allowances or reserves, ability to perform its obligations hereunder, and neither CBSI nor any of its Subsidiaries has received written notification from any such federal or state governmental entity that any such Person may be required to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease or desist order. Neither CBSI nor any of its Subsidiaries has been informed by any bank regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, commitment letter or similar submission. Neither CBSI nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which CBSI or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency. Except for the Bank Examinations conducted by the Federal Reserve Board, the FDIC, or the OCC in the regular course of the business of CBSI and its Subsidiaries, since January 1, 2001, no bank regulator has initiated any proceeding or, to the best knowledge of CBSI, investigation into the business or operations of the CBSI or any of its Subsidiaries. CBSI and its Subsidiaries have resolved all material violations, criticisms or exceptions by any bank regulator with respect to any Bank Examination.

         4.20 Merger Consideration. CBSI will have, at the Effective Time, unissued shares of Common Stock and shares of Common Stock held in its treasury that are not reserved for any other purpose sufficient to issue the number of shares of CBSI Common Stock contemplated by Article II, and a sufficient amount of cash to pay the amount contemplated by Article II.

         4.21 Disclosure. None of the representations and warranties of CBSI contained in this Agreement or any of the Transaction Documents to which it is a party, or any of the written information or documents furnished by CBSI to GNBC in connection therewith, taken as a whole, contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                    ARTICLE V

                                    COVENANTS

         5.1 Shareholders' Meeting. GNBC shall call and give notice of the GNBC Shareholders' Meeting as promptly as practicable after the Registration Statement contemplated by Section 5.2 is first declared effective by the SEC, but in no event later than 10 days after the date of such effectiveness (the "Effective Date"), for the purpose of voting upon the approval of this Agreement, and GNBC shall use all reasonable efforts to hold the GNBC Shareholders' Meeting as soon as practicable after the Effective Date, subject to the applicable notice requirements under the PBCL. Subject to the fiduciary duties of the Board of Directors of GNBC, as determined after consultation with consultation with outside counsel and financial advisors, (i) the Board of Directors of GNBC shall recommend that the shareholders vote in favor of the approval of this Agreement, and (ii) GNBC shall solicit from its shareholders proxies in favor of approval of this Agreement and shall take all other action necessary or desirable to secure the vote of shareholders to obtain such approval. Notwithstanding any withdrawal, modification or change in any recommendation of the Board of Directors of GNBC, GNBC agrees to hold the GNBC Shareholders' Meeting within the time period specified above unless this Agreement is terminated in accordance with its terms.

         5.2 Proxy Statement; Registration Statement. As promptly as practicable after the date hereof, CBSI shall prepare and file the Registration Statement with the SEC, and GNBC shall cooperate in the preparation of the Registration Statement, which shall include the Proxy Statement/Prospectus to be mailed to the shareholders of GNBC in connection with obtaining their approval of this Agreement. CBSI shall provide, before filing with the SEC the Registration Statement or any amendment thereto, a reasonable opportunity to GNBC and its counsel to review and comment thereon. CBSI will advise GNBC, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the CBSI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. If, at any time prior to the Effective Time, any event or circumstance relating to a party to this Agreement, or its directors, officers or 5% or greater shareholders, shall be discovered by such party that pursuant to the Securities Act or the Exchange Act should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement/Prospectus included therein, such party shall promptly notify the other party. To the extent applicable, CBSI shall take all actions necessary to register or qualify the shares of CBSI Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. CBSI shall apply for, and shall use reasonable best efforts to obtain, approval to list the shares of CBSI Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Time.

         5.3 Applications. As promptly as practicable after the date hereof, and after a reasonable opportunity for review by the other party and its counsel, CBSI and GNBC shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein to the OCC and the Federal Reserve Board, and each of the parties hereto shall, and shall cause its Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body, the approval of which is required or desirable for consummation of the Merger and the Bank Merger. GNBC and CBSI each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and Subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects. Each party agrees to consult with the other parties with respect to obtaining all necessary approvals and consents and each will keep the other apprised of the status of matters relating to such approvals and consents.

         5.4      Best Efforts.

                  (a) Subject to the terms and conditions of this Agreement, CBSI and GNBC shall each use reasonable best efforts in good faith to
(i) furnish such information as may be required or desirable in connection with the preparation of the documents referred to in Sections 5.2 and 5.3 above, and
(ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of Person whose consent or approval is required for consummation of the transactions contemplated hereby, provided that GNBC shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of CBSI, which consent shall not be unreasonably withheld, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third party, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

                  (b) Each party hereto shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 6.2(a) or 6.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable best efforts in good faith to remedy such failure.

                  (c) From the date of this Agreement through the Effective Time, to the extent permitted by law, GNBC shall cause Grange National Bank to provide such assistance to Community Bank as reasonably necessary for Community Bank to prepare for the conversion and transfer in connection with the Merger all information concerning the loans, deposits and other assets and liabilities of Grange National Bank into Community Bank's own data processing system, with a view to facilitating the integration of Community Bank's and Grange National Bank's systems and otherwise combining Community Bank's and Grange National Bank's operations upon consummation of the Merger. Such assistance shall include providing Community Bank with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of Grange National Bank, together with operational procedures designed to implement the transfer of such information to Community Bank, provided that the confidentiality of customer information shall be preserved and no information shall be transferred until the Effective Time. After execution of this Agreement, Grange National Bank and Community Bank shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters.

                  (d) Each party shall provide, and shall request its auditors to provide, the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for disclosure purposes under the Securities Laws.

         5.5 Investigation and Confidentiality. GNBC and CBSI each will keep the other advised of all material developments relevant to its and its Subsidiaries' businesses and to consummation of the transactions contemplated herein. GNBC and CBSI each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein, provided, however, that such investigation shall be reasonably related to such transactions and the party conducting such investigation shall use its reasonable best efforts to minimize any disruptions to the operations of the other party. CBSI and GNBC agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to this Agreement in confidence and in accordance with the confidentiality agreement dated March 6, 2003, between GNBC and CBSI (the "Confidentiality Agreement").

         5.6 Press Releases and Other Public Disclosures. GNBC and CBSI shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult and agree with each other as to the form and substance of other public disclosures related thereto, including without limitation, any communications with securities market professionals and investors, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or NYSE rules.

         5.7      Actions Pending the Merger.

                  (a) Prior to the Closing Date, and except as otherwise provided for by this Agreement or consented to or approved in writing by the other party hereto, each of CBSI and GNBC shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, vendors, employees and other Persons.

                  (b) Except with the prior written consent of CBSI (which consent will not be unreasonably withheld) or as expressly permitted by this Agreement or as Previously Disclosed, GNBC shall not, and shall not permit any of its Subsidiaries to:

                           (1)      carry on its business other than in the
usual, regular and ordinary course in substantially the same manner as heretofore conducted, or incur an obligation in excess of $25,000 in the aggregate or which requires performance over more than one year (other than loans and investments booked in the usual, regular and ordinary course of business), provided, that nothing in this Section 5.7(b)(1) shall prevent GNBC from entering into a lease for the proposed branch office in Clarks Summit, Pennsylvania on terms mutually acceptable to GNBC and CBSI;

                           (2)      declare, set aside, make or pay any dividend
or other distribution in respect of its capital stock or earnings other than its regular quarterly cash dividends on GNBC Common Stock in amounts not in excess of $0.18 per share;

                           (3)      issue any shares of its capital stock or
permit any treasury shares to become outstanding, other than (i) pursuant to the exercise of Stock Options which are outstanding on the date hereof, (ii) pursuant to GNBC's Dividend Reinvestment and Stock Purchase Plan, or (iii) issuance of up to an aggregate of 100 treasury shares for educational and similar purposes; redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

                           (4)      incur any additional debt obligation or
other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

                           (5)      issue, grant or authorize any Rights (or
amend or modify the terms or exercisability of any outstanding Rights) or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

                           (6)      amend or otherwise change its certificate of
incorporation or articles of association or bylaws; impose, or suffer the imposition, on any share of capital stock of GNBC of any lien, charge or encumbrance;

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

                           (7)      merge or consolidate with, or acquire
control over, any Person or create any Subsidiary;

                           (8)      waive or release any material right or
cancel or compromise any material debt or claim other than in the ordinary course of business consistent with past practice with prior notice to CBSI;

                           (9)      sell, liquidate, pledge or encumber or
dispose of, or acquire any, assets with a value in excess of $25,000 (other than assets acquired in foreclosure, in lieu of foreclosure or other legal proceedings relating to collateral for loans in each case in the ordinary course of business consistent with past practice); make any capital expenditure in excess of $25,000 in the aggregate; or establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

                           (10)     increase the rate of compensation of, pay or
agree to pay any bonus to, or provide any additional employee benefit or incentive (including without limitation, any "change of control" or severance payment) to, any of its directors, officers or employees except as required by law or contractual obligation in effect as of the date hereof; or become party to, adopt, terminate, amend, or commit itself to, any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement, other than in the ordinary course of business consistent with past practice (including, without limitation, pursuant to the terms of the existing incentive plans for management employees and directors as in effect on the date hereof, correct and complete copies of which have previously been provided to GNBC) or except as required by existing plans or agreements; or accelerate the vesting of any deferred compensation; provided, however, that nothing in this Section 5.7(b)(10) shall be construed to prevent GNBC from permitting one or more directors to change the change-of-control payment election under their Amended and Restated Deferred Fee Agreements;

                           (11)     change its lending, investment,
asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

                           (12)     change its methods of accounting in effect
at December 31, 2002, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2002, except as required by applicable law;

                           (13)     take any action that will result in any of
its representations or warranties in this Agreement being or becoming untrue in any material respects at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied, except as may be required by law; or

                           (14)     agree to do any of the foregoing or take any
other action which would in any manner interfere with, impede, delay, or make more costly the consummation of the transactions contemplated hereby.

                  (c) CBSI shall not, except with the prior written consent of GNBC (which consent shall not unreasonably be withheld), as Previously Disclosed or as expressly permitted by this Agreement, carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; provided, however, that nothing herein shall be construed to prevent CBSI from acquiring or agreeing to acquire any Person, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, such Person or taking actions reasonably related thereto, so long as such transaction would not materially delay or prevent the consummation of the transactions contemplated by this Agreement.

         5.8 Certain Policies. Prior to the Effective Time, GNBC shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and CBSI, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of CBSI. Prior to the Effective Time, GNBC and CBSI shall review the adequacy of reserves for loan losses currently established by GNBC and, if deemed warranted by both parties under generally accepted accounting principles, GNBC shall make mutually acceptable changes to such reserves. GNBC shall cooperate with CBSI in planned actions discussed as part of the due diligence process which are designed to improve the short and long-term profitability of GNBC and eliminate or reduce any potential earnings per share dilution of CBSI upon consummation of the Merger, including but not limited to those actions set forth on Schedule 5.8 hereto. Notwithstanding anything to the contrary herein, GNBC shall not be required to take any of the actions contemplated by this Section 5.8 until and unless both (i) the shareholders of GNBC have approved this Agreement and the Merger at the GNBC Shareholders' Meeting, and (ii) the condition contemplated by
Section 6.1(b) has been satisfied.

         5.9 Closing; Articles of Merger. The transactions contemplated by this Agreement shall be consummated at a closing to be held at the offices of the law firm of Bond, Schoeneck & King, PLLC, One Lincoln Center, Syracuse, New York on the first business day, or other mutually agreeable time, following satisfaction or waiver of the conditions to consummation of the Merger set forth in Article VI hereof.

         5.10 Affiliates. As soon as practicable after the date hereof, GNBC and CBSI shall cooperate and use their best reasonable efforts to identify those Persons who may be deemed to be "affiliates" of GNBC within the meaning of Rule 145 promulgated by the SEC under the Securities Act. GNBC shall use its best reasonable efforts to cause each person so identified to deliver to CBSI no later than 30 days after the date hereof, an Affiliates Agreement, substantially in the form attached hereto as Exhibit B (collectively, the "Affiliates Agreement").

         5.11     Employee Benefits; Directors and Management; Indemnification.

                  (a) The current employees of GNBC or any of its Subsidiaries who continue as employees of CBSI or its Subsidiaries after the Effective Time shall be given credit for past service with GNBC for purposes of determining eligibility for and vesting of employee benefits (but not for pension benefit accrual purposes) under all CBSI Plans in which such employees participate following the Merger. In the event that the employment of any current employee of GNBC or any of its Subsidiaries shall be terminated without cause after the Effective Time, such employees shall be entitled to receive benefits under CBSI's severance plan (without duplication, however, with any payment under any severance or separation plan or program maintained by GNBC) in accordance with its terms.

                  (b) Prior to the Effective Time, GNBC shall take all actions that may be requested by CBSI in writing upon advance notice of not less than 30 days with respect to (i) causing one or more GNBC Plans to terminate as of the Effective Time or for benefit accrual and entitlements to cease as of the Effective Time, (ii) causing the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any GNBC Plan for such period as may be requested by CBSI, or (iii) cooperating with CBSI to facilitate the merger of any GNBC Plan into any CBSI Plan as of or following the Effective Time. To the extent required, GNBC shall amend its Stock Option Plans to permit the assumption of Stock Options pursuant to Section 2.3 hereof. Each GNBC Plan that is not terminated or amended pursuant to clause (i) above, or merged into a CBSI Plan pursuant to clause (iii) above, shall be assumed by CBSI to the extent permitted by the terms of the GNBC Plan; provided that, to the extent necessary, each GNBC Plan shall be amended, effective prior to the Effective Time, to provide that GNBC and its successors shall have the right to amend and/or terminate each such plan at any time. CBSI agrees to assume the obligations of GNBC under each of its Amended and Restated Deferred Fee Agreements and Amended and Restated Supplemental Executive Retirement Agreements.

                  (c) Prior to the Effective Time, CBSI shall cause its Board of Directors and Community Bank's Board of Directors to take all requisite actions to (i) expand the size thereof by two directors and appoint two individuals (the "GNBC Directors") as directors of CBSI and Community Bank to fill the vacancies created thereby, effective as of the Effective Time, and (ii) elect Thomas A. McCullough to serve as CBSI's President of Pennsylvania Banking pursuant to the Employment Agreement. The GNBC Directors shall be nominated by GNBC and be acceptable to CBSI, provided that such persons remain qualified to serve under applicable law and regulations and CBSI's Bylaws. The initial term of one GNBC Director shall expire at the 2005 annual meeting of stockholders of CBSI, and the initial term of the other GNBC Director shall expire at the 2006 annual meeting of stockholders of CBSI, provided that (i) each GNBC Director remains qualified to serve under applicable law and regulations and CBSI's Bylaws, and (ii) subject to the exercise of the fiduciary duties of CBSI's Board of Directors, CBSI shall cause its Board to nominate, and to recommend for re-nomination, each of the GNBC Directors for at least one additional three-year term to immediately succeed the initial term set forth above (together with the initial term, the "Designated Term"). In the event that any GNBC Directors resigns or otherwise becomes ineligible to serve (other than as a result of the failure to be re-elected by the stockholders of CBSI following the re-nomination and recommendation of such

GNBC Director in accordance with the preceding sentence), a majority of the members of the Advisory Board shall be entitled to select an individual to serve as his replacement (a "Substitute GNBC Director") for the Designated Term. Any Substitute GNBC Director must be reasonably acceptable to CBSI and must meet all qualifications for serving on the Board of CBSI and Community Bank that may generally apply to nominees and directors of CBSI and Community Bank, respectively, at that time. Nothing contained in this Section 5.11(c) shall be construed to limit the ability of the respective Boards of Directors of CBSI and Community Bank to further increase the size of such Boards from time to time as they may deem appropriate.

                  (d) (1) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person (the "Indemnified Party") who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of GNBC is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of GNBC or any of its Subsidiaries, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. For a period of five years after the Effective Time, CBSI shall indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by the DGCL upon receipt of any undertaking required by the
DGCL), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with CBSI; provided, however, that (1) CBSI shall have the right to assume the defense thereof and upon such assumption CBSI shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if CBSI elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between CBSI and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after notification, and CBSI shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) CBSI shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) CBSI shall not be liable for any settlement effected without its prior written consent, and (4) CBSI shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.11(d), upon becoming aware of any such claim, action, suit, proceeding or investigation, shall promptly notify CBSI thereof, provided that the failure of any Indemnified Party to so notify CBSI shall relieve it of its obligations to indemnify hereunder to the extent that such failure materially prejudices CBSI.

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

                           (2)      CBSI agrees that all rights to
indemnification and all limitations on liability existing in favor of the directors, officers and employees of GNBC and any of its Subsidiaries as provided in their respective certificates of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger, and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of three years from the Effective Time.

                           (3)      CBSI will use its reasonable best efforts
directly or indirectly to cause the persons who served as directors or officers of GNBC on or before the Effective Time to be covered by GNBC's existing directors' and officers' liability insurance policy (provided that CBSI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Time. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than four years after the Effective Time; provided, however, that in no event shall CBSI be required to expend more than the current amount expended by GNBC to maintain or procure insurance coverage pursuant hereto. GNBC agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at CBSI's request.

         5.12 Dividends. After the date of this Agreement, CBSI and GNBC shall coordinate with the other the declaration of any dividends in respect of CBSI Common Stock and GNBC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of GNBC Common Stock shall not receive dividends other than regular dividends thereon, or fail to receive such regular dividends, for any calendar quarter prior to the Effective Time with respect to their shares of GNBC Common Stock and for any calendar quarter following the Effective Time with respect to any shares of CBSI Common Stock that such holder receives as Merger Consideration.

         5.13 Advisory Board. Promptly following the Effective Time, CBSI shall cause to be formed an advisory board (the "Advisory Board") and invite each member of GNBC's Board of Directors (other than the GNBC Directors) to serve on the Advisory Board. The Advisory Board shall be comprised of the Directors of GNBC who accept the invitation to serve on it, and the President and Chief Executive Officer of CBSI. The purpose and function of the Advisory Board will be to advise Community Bank on deposit, lending and financial services activities in GNBC's former market area and to insure a smooth transition of business relationships in connection with the Merger and the continued development of business relationships throughout such market area. Each member of the Advisory Board, other than the President and Chief Executive Officer of CBSI, shall be paid for each meeting he or she actually attends an amount equal to (i) $10,000, divided by (ii) the number of meetings held in any given year (which shall not exceed 12 per year), in cash, in consideration for his or her services on the Advisory Board. The term of the Advisory Board shall be for a three-year period following the Effective Time.

CBSI may, in its sole discretion, merge the Advisory Board with the advisory board established in connection with CBSI's previous acquisition of First Liberty Bankcorp.

         5.14 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or any of the Transaction Documents to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) all such transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. For purposes of this Section, "Takeover Law" shall mean any legal requirement related to mergers, business combinations, sale of control, affiliate transactions, or antitrust laws or regulations which is applicable to the transactions contemplated by this Agreement.

         5.15     No Solicitation.

                  (a) Subject to Section 5.15(b) hereof, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither GNBC nor any Person acting on behalf of GNBC shall, directly or indirectly, (a) solicit, initiate or respond to discussions or engage in negotiations with any Person (whether such negotiations are initiated by GNBC or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than CBSI, relating to the possible acquisition, recapitalization or other business combination involving GNBC or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as "Takeover Proposal"), (b) provide non-public information with respect to GNBC or any of its Subsidiaries to any Person, other than CBSI and its professional advisors or GNBC's professional advisors, or (c) enter into an agreement, or a letter of intent or term sheet, with any Person, other than CBSI, providing for a possible Takeover Proposal. If GNBC receives any offer or proposal relating to a Takeover Proposal, GNBC shall immediately notify CBSI thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.

                  (b) (i) Notwithstanding anything to the contrary contained in Section 5.15(a), prior to the Closing or the termination of this Agreement in accordance with its terms, GNBC may, to the extent the Board of Directors of GNBC determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties require it to do so, participate in discussions or negotiations with, and, subject to the requirements of Section 5.15(c), furnish non-public information, and afford access to the properties, books or records of GNBC or any of its Subsidiaries to any Person after such Person has delivered to GNBC in writing, an unsolicited bona fide Takeover Proposal with respect to GNBC or any of its Subsidiaries (which has not been withdrawn) which the Board of Directors of GNBC in its good faith judgment determines, after reasonable inquiry and consultation with its financial advisor (i) would be reasonably likely to result in a transaction more favorable than that contemplated by this Agreement to the shareholders of GNBC (which judgment must be reasonable), and (ii) that the Person making such Takeover Proposal is financially capable of consummating such Takeover Proposal or that the financing necessary to consummate such Takeover Proposal, to the extent required, is then committed or is capable of being obtained by such Person (a "Superior Proposal"). In addition, notwithstanding the provisions of Section 5.15(a) above, in connection with a submitted, written bona fide Takeover Proposal or potential Takeover Proposal, GNBC shall refer any third party to this Section 5.15 or make a copy of this Section 5.15 available to such third party.

                           (ii)     In the event GNBC or any of its Subsidiaries
receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 5.15(b)) will prevent the Board of Directors of GNBC from recommending such Superior Proposal to the shareholders of GNBC, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties; in such case, the Board of Directors of GNBC may withdraw, modify or refrain from making its recommendations set forth in the relevant sections in this Agreement; provided, however, that GNBC shall (A) provide CBSI at least 48 hours prior notice of any meeting of the Board of Directors of GNBC at which such Board of Directors is reasonably expected to consider a Superior Proposal, (B) not recommend to its shareholders a Superior Proposal for a period of not less than the greater of two full business days and 48 hours after CBSI's receipt of a copy of such Superior Proposal and the identity of the third party, and (C) not enter into a definitive agreement relating to such Superior Proposal unless CBSI fails to match the terms of the Superior Proposal within the greater of two full business days and 48 hours after CBSI's receipt of a copy of such Superior Proposal and the identity of the third party; and provided, further, that unless this Agreement is terminated pursuant to Article VII, nothing contained in this
Section 5.15(b) shall limit GNBC's obligation to hold and convene a special meeting of its shareholders (regardless of whether the recommendation of the Board of Directors of GNBC shall have been withdrawn, modified or not yet made) or to provide the shareholders of GNBC with material information relating to such meeting.

                  (c) Notwithstanding anything to the contrary herein, neither GNBC nor any of its Subsidiaries shall provide any non-public information to a third party unless: (x) GNBC provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the confidentiality agreement heretofore entered into by the parties hereto; and (y) such non-public information has been previously delivered or made available to CBSI.

         5.16 Tax Reporting. GNBC and CBSI agree to follow, and will cause their respective Subsidiaries to follow, the Alternative Procedures contained in Sections 5 of Rev. Proc. 96-60, 1996-2 C.B. 399 (covering Forms W-2, W-3, 941, W-4 and W-5) and Rev. Proc. 99-50, 1999-52 I.R.B. 757 (Forms 1042-S, 1098, 1099,
5498 and W-2G), so that the successor entity under these procedures will file combined Forms and statements to the maximum extent allowable, relieving the predecessor of such filings.

         5.17 FICA Reporting. All employees of GNBC and its Subsidiaries who are employed after the Merger by CBSI and its Subsidiaries shall be credited for purposes of determining the contribution and benefit base (as determined under section 230 of the Social Security Act) with all remuneration paid during the same calendar years by any predecessor of CBSI and its Subsidiaries.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1 Conditions Precedent to Obligations of CBSI and GNBC. The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing
Date:

                  (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and thereby, including without limitation the shareholder approvals contemplated by Section 5.1 hereof, shall have been duly and validly taken;

                  (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied;

                  (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceeding shall be pending or threatened in writing by the Commission to suspend the effectiveness of such Registration Statement, and CBSI shall have received all "blue sky" or state securities approvals or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

                  (d) There shall not have been instituted, pending or threatened in writing any action or proceeding by any governmental authority or administrative agency or in a court of competent jurisdiction, nor shall there be in any effect any judgment, order, decree or injunction of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint, preventing or seeking to prevent the consummation of the transactions contemplated by this Agreement;

                  (e) The shares of CBSI Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

                  (f) CBSI shall have received an opinion of PricewaterhouseCoopers LLP, and GNBC shall have received an opinion of Dilworth Paxson LLP, in each case in form and substance reasonably satisfactory to the recipient, dated as of the date the Registration Statement is effective and on the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, the Merger will be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, and that:

                           (1)      GNBC and CBSI will each be a party to such
reorganization within the meaning of Section 368(b) of the Code;

                           (2)      No gain or loss will be recognized by CBSI
or GNBC as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion);

                           (3)      No gain or loss will be recognized by GNBC
shareholders who receive only shares of CBSI Common Stock in exchange for their shares of GNBC Common Stock, except that gain or loss will be recognized on receipt of cash, if any, in lieu of fractional shares;

                           (4)      Each GNBC shareholder's aggregate tax basis
in any shares of CBSI Common Stock received in the transaction will be the same as the aggregate tax basis of the shares of GNBC Common Stock such shareholder surrendered in the Merger, decreased by the amount of any cash received and any tax basis allocable to the cash received for fractional shares of CBSI Common Stock, and increased by the amount of gain recognized by the GNBC shareholder with respect to cash received;

                           (5)      Gain, but not loss, will be recognized by
GNBC shareholders on the exchange of GNBC Common Stock for CBSI Common Stock and cash in an amount equal to the lesser of the GNBC shareholder's gain realized with respect to such exchange or the amount of cash received; and

                           (6)      Each GNBC shareholder's holding period in
any shares of CBSI Common Stock received in the transaction will, in each instance, include the period during which the shares of GNBC Common Stock surrendered in exchange therefor were held, provided that such shares of GNBC Common Stock were held as capital assets by the shareholder at the Effective Time.

                  (g) Thomas A. McCullough, President and Chief Executive Officer of GNBC, and CBSI and Community Bank shall have entered into an Employment Agreement, substantially in the form attached hereto as Exhibit C (the "Employment Agreement").

         6.2 Conditions Precedent to Obligations of GNBC. The obligations of GNBC to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by GNBC pursuant to Section 7.5 hereof:

                  (a) The representations and warranties of CBSI set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except as otherwise contemplated by this Agreement or consented to in writing by GNBC; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) is satisfied, no effect shall be given to any qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on CBSI;

                  (b) CBSI shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

                  (c) GNBC shall have received a written fairness opinion, dated as of the date of the Proxy Statement/Prospectus, from Sandler O'Neill & Partners, L.P. to the effect that the Merger Consideration is fair, from a financial point of view, to the shareholders of GNBC;

                  (d) CBSI shall have delivered to GNBC a certificate, dated the Closing Date and signed by its President and Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied; and

                  (e) An opinion of Bond, Schoeneck & King, PLLC, concerning the shares of CBSI Common Stock issuable in the Merger, shall be included as an exhibit to the Registration Statement. Such opinion will provide in effect that such shares have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of any preemptive rights.

         6.3      Conditions Precedent to Obligations of CBSI.

                  The obligations of CBSI to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date, unless waived by CBSI pursuant to Section 7.5 hereof:

                  (a) The representations and warranties of GNBC set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except as otherwise contemplated by this Agreement or consented to in writing by CBSI; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) is satisfied, no effect shall be given to any qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect, and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on GNBC;

                  (b) GNBC shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

                  (c) GNBC shall have delivered to CBSI a certificate, dated the Closing Date and signed by its President and Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied;

                  (d) Dissenters' rights shall not have been exercised with respect to more than five percent (5%) of the outstanding shares of GNBC Common Stock; and

                  (e) To the extent that any material, lease, license, loan, financing agreement or other contract or agreement to which GNBC is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not, individually or in the aggregate, have a Material Adverse Effect on GNBC.

                                   ARTICLE VII

                        TERMINATION, WAIVER AND AMENDMENT

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, either before or after approval by the shareholders of GNBC or CBSI:

                  (a) by the mutual written consent duly authorized by the respective Boards of Directors of the parties hereto;

                  (b) by CBSI in writing, if GNBC has, or by GNBC in writing, if CBSI has, breached (i) any covenant or agreement contained herein or
(ii) any representation or warranty contained herein, and in either case if (x) to the extent that such breach is curable, such breach has not been cured within 30 days after the date on which written notice thereof is given to the breaching party and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI hereof;

                  (c) by any party hereto in writing, if the applications for prior approval referred to in Section 5.3 hereof have been finally denied, and the time period for appeals and requests for reconsideration has expired, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

                  (d) by any party hereto in writing, if the respective shareholders of GNBC or CBSI do not approve this Agreement and the transactions contemplated thereby at the special meetings duly called for that purpose;

                  (e) by any party hereto in writing, if the Merger shall not have been consummated by the close of business on December 31, 2003, unless the failure to so consummate by such date shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein;

                  (f) by CBSI in writing, if (i) the Board of Directors of GNBC shall withdraw, modify or change its approval or recommendation of this Agreement or the transactions contemplated thereby in a manner adverse to CBSI, or GNBC shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of its Board of Directors in favor of the approval of this Agreement or the transactions contemplated thereby; (ii) following its receipt of a Takeover Proposal or the public announcement of a Takeover Proposal, GNBC shall fail to timely comply with the covenants contained in Section 5.2; (iii) the Board of Directors of GNBC shall have recommended to the shareholders of GNBC a Superior Proposal, or GNBC shall have executed a letter of intent, a definitive agreement or similar document with respect to a Superior Proposal;
(iv) a tender offer or exchange offer for 25% or more of the outstanding shares of GNBC Common Stock is commenced and GNBC shall not have sent to its shareholders, within 10 business days after the commencement of such tender or exchange offer, a statement that the Board of Directors of GNBC recommends rejection of such tender or exchange offer; (v) a Takeover Proposal (other than a tender or exchange offer covered by clause (iv) of this Section 7.1(f)) with respect to GNBC is publicly announced and, upon CBSI's request, GNBC fails to issue a press release announcing its opposition to such Takeover Proposal within three (3) business days after such request; or (vi) the Board of Directors of GNBC shall have resolved to take any action described in clauses (i) and (iii) of this Section 7.1(f);

                  (g) by GNBC in writing, if the Board of Directors of GNBC shall have recommended to the shareholders of GNBC a Superior Proposal, or GNBC shall have executed a letter of intent, a definitive agreement or similar document with respect to a Superior Proposal, in each case in accordance with
Section 5.15, provided that GNBC has complied with all provisions thereof; or

                  (h) by CBSI in writing, if the CBSI Market Price is less than $28.50.

         7.2 Effect of Termination. In the event this Agreement and is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and fees and expenses set forth in Sections 5.5 and 7.3 hereof, respectively, shall survive any such termination, and (ii) a termination pursuant to Section 7.1 shall not relieve the breaching party from liability for any willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

         7.3      Fees and Expenses.

                  (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including fees and expenses of its own financial consultants, accountants and counsel) shall be paid by the party incurring such expenses, whether or not such transactions are consummated, except that CBSI and GNBC each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement/Prospectus and any amendment or supplement thereto.

                  (b) In the event that this Agreement is terminated by CBSI pursuant to Section 7.1(f) or (g), or by either party pursuant to Section 7.1(b), (d) or (e) after a Takeover Proposal from a third party is received by GNBC or any of its affiliates, or is made public (unless CBSI is then in breach of its representations, warranties or covenants contained in this Agreement such that conditions set forth in Section 6.2(a) or (b) would not be satisfied, and GNBC shall have given written notice to that effect prior to such termination), then GNBC shall pay in immediately available funds to an account designated by CBSI, no later than three (3) business days after the date of such termination, a fee equal to THREE MILLION ONE HUNDRED SIXTY-FIVE THOUSAND DOLLARS ($3,165,000), as liquidated damages and not as a penalty, plus all out-of-pocket costs and expenses (including limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses) actually incurred by CBSI and its Subsidiaries in connection with the Merger, the Bank Merger and this Agreement, such costs and expenses not to exceed in the aggregate TWO HUNDRED THOUSAND DOLLARS ($200,000).

         7.4 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to survive or be performed after the Effective Time; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive CBSI or GNBC (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of either CBSI or GNBC, the aforesaid representations, warranties and covenants being material inducements to the consummation by CBSI and GNBC of the transactions contemplated herein.

         7.5 Waiver. Except where not permitted by law, CBSI or GNBC, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of GNBC) extend the time for the performance of any of the obligations or other acts of the other party, and may waive (i) any inaccuracies of such other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of such other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such other party of any of its obligations set out herein or therein. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

         7.6 Amendment or Supplement. This Agreement may be amended or supplemented at any time prior to the Effective Time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors; provided, however, that, after approval of this Agreement by the shareholders of GNBC, no amendment may be made which by law requires further approval by such shareholders without obtaining such further approval.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Agreement shall constitute a plan of reorganization within the meaning of
Section 368 of the Code.

         8.2 No Assignment. No party hereto may assign any of its rights or obligations under this Agreement to any other person.

         8.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

         If to GNBC:

                  Grange National Banc Corp.
                  198 E. Tioga Street
                  Tunkhannock, Pennsylvania 18657
                  Attention: Thomas A. McCullough
                  Fax: (570) 836-7644

         With a required copy to:

                  Dilworth Paxson LLP
                  3200 The Mellon Bank Center
                  1735 Market Street
                  Philadelphia, Pennsylvania 19103
                  Attention: J. Roger Williams, Esq.
                  Fax: (215) 575-7200

         If to CBSI:

                  Community Bank System, Inc.
                  5790 Widewaters Parkway
                  DeWitt, New York 13214
                  Attention: Sanford A. Belden
                  Fax: (315) 445-2997

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

         With a required copy to:

                  Bond, Schoeneck & King, PLLC
                  One Lincoln Center
                  Syracuse, New York 13210
                  Attention: George J. Getman, Esq.
                  Fax: (315) 218-8100

         8.4 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         8.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

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

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

                                   COMMUNITY BANK SYSTEM, INC.

                                   By: /s/ Sanford A. Belden
                                     ----------------------------------
                                   Name: Sanford A. Belden
                                   Title: President and Chief Executive Officer

                                   GRANGE NATIONAL BANC CORP.

                                   By: /s/ Thomas A. McCullough
                                     ----------------------------------
                                   Name: Thomas A. McCullough
                                   Title: President and Chief Executive Officer

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